Exhibit 99.1

United Airlines Reaches Non-Prosecution Agreement
In Port Authority Investigation

CHICAGO, July 14, 2016 — United Continental Holdings, Inc. (NYSE: UAL) reported today that it has reached a resolution in the form of a Non-Prosecution Agreement with the United States Attorney’s Office for the District of New Jersey (the “USAO”) in connection with its Port Authority investigation. Under the agreement, the USAO will not prosecute United in connection with United’s establishment of a flight between Newark Liberty International Airport in New Jersey and Columbia Metropolitan Airport in South Carolina, provided that United complies with the agreement for two years. In addition, United has agreed to pay a financial penalty of $2.25 million.

“As we move forward, continuing to earn and keep the trust of our employees, customers, shareholders, and the communities we serve around the world remains critical to our success,” said Oscar Munoz, President and Chief Executive Officer of United. “We will continue to act with the utmost integrity in everything we do, ensuring that we are always conducting business ethically and with the best interests of all of our stakeholders in mind.”

In the agreement, the USAO recognized United’s “extensive, thorough, timely and voluntary cooperation” as well as its “early and extensive remedial efforts.” The USAO also acknowledged that United improved its Ethics and Compliance Office and enhanced its policies.

Under the agreement, United accepted responsibility for certain conduct related to the establishment of the flight between Newark and Columbia. Also, United agreed to continue to enhance its compliance, anti-bribery and anti-corruption program policies and procedures as appropriate and to make annual reports of its compliance efforts. United is committed to full compliance with this agreement.

The full Non-Prosecution Agreement can be found here.

About United

United Airlines and United Express operate an average of 5,000 flights a day to 336 airports across six continents. In 2015, United and United Express operated more than 1.5 million flights carrying more than 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 715 mainline aircraft, and this year, the airline anticipates taking delivery of 21 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 86,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events. Such forward-looking statements are and will be subject to many risks and uncertainties that may cause actual events or results to differ materially from any future events or results expressed or implied in such forward-looking statements. Factors that could cause actual event or results to differ significantly from those described in forward-looking statements include, but are not limited to, our ability to comply with the terms of the agreement entered into with the U.S. Attorney’s Office for the District of New Jersey, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission. All forward-looking statements in this release are based upon information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.